Exhibit 99.1

Molson Coors Reports Higher Third Quarter 2010 Net Income and Underlying After-Tax Income

DENVER & MONTREAL--(BUSINESS WIRE)--November 3, 2010--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported higher net income and underlying after-tax income(1) for the third quarter 2010, driven by higher sales revenue, results of cost savings initiatives, higher equity income from MillerCoors, and favorable foreign exchange, partially offset by lower volume in the U.K. and U.S. and a higher effective tax rate.

Third Quarter Highlights(1)

  Income from continuing operations attributable to Molson Coors, net of tax: $257.0 million(2), +5.2% ($1.38 per diluted share)
  Underlying pretax income: $288.2 million(3), +29.9%
  Underlying after-tax income: $239.1 million, +12.3% ($1.28 per diluted share)
  Net income attributable to Molson Coors: $256.1 million, +8.8% ($1.37 per diluted share)
  Net sales: $875.0 million, +2.5%
  Worldwide beer volume, 13.2 million hectoliters, -4.0%

“The weak global economy has presented our company with substantial challenges during the past several quarters, but we have stayed sharply focused on our strategies of building brands, driving value from innovation, and delivering on our cost-savings commitments. As a result, in the third quarter we grew underlying income at a double-digit rate, improved margins, generated substantial cash, and strengthened our balance sheet for shareholders,” said Peter Swinburn, Molson Coors president and chief executive officer.

“In the third quarter, underlying pretax income grew almost 30 percent, driven by double-digit earnings growth in the U.S., U.K. and Canada. Each of these businesses achieved positive pricing, substantial cost reductions, and significant margin expansion in the quarter. Although we anticipate about one-fourth of the drivers of third quarter income growth will not carry over to the fourth quarter or will reverse in the fourth quarter, these results are indicative of a very solid quarter for Molson Coors. Total company underlying after-tax earnings increased 12.3 percent, driven by strong pretax results, partially offset by a higher tax rate this year.

“In the U.S.,” Swinburn continued, “MillerCoors reduced cost of goods sold per hectoliter, which along with positive pricing drove underlying income growth of more than 34 percent. In Canada, we increased net pricing in a weak market and still gained share and grew underlying profit 16.1 percent. In the U.K., we continued to achieve strong pricing and controlled costs to drive 12.6 percent underlying profit growth.

Looking forward to the fourth quarter, we anticipate that our U.S. distributors will reduce their inventories more than last year, and we expect significantly higher U.K. marketing and promotional expense due in part to quarterly timing differences. We also forecast a more normal effective tax rate in the fourth quarter this year versus last year’s unusually low rate, which benefited from the favorable resolution of unrecognized tax positions.”

Detailed Highlights

  Income from continuing operations attributable to Molson Coors net of tax increased 5.2 percent to $257.0 million, or $1.38 per diluted share, driven by increased underlying after-tax income, partly offset by a lower non-cash mark-to-market gain related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008.
  Underlying pretax income increased 29.9 percent to $288.2 million. This increase was driven by higher sales revenue, results of our cost savings initiatives, higher equity income from MillerCoors, one-time factors, and favorable foreign exchange, partially offset by lower volume in the U.K. and U.S.
  Underlying after-tax income increased 12.3 percent to $239.1 million, or $1.28 per diluted share, up from $212.9 million, or $1.14 per diluted share, a year ago. This increase was driven by higher underlying pretax income, partly offset by a higher tax rate this year.
  Third quarter results include the benefit of favorable foreign currency movements, which increased consolidated underlying pretax income approximately $5 million.
  Molson Coors worldwide beer volume decreased 4.0 percent, driven by lower volume in the U.S. and U.K.

The Company’s third quarter effective tax rate for income from continuing operations was 19 percent on a reported basis and 17 percent on an underlying basis. The Company estimates that its full-year 2010 effective tax rate will be in the range of 15 percent to 17 percent on an underlying basis.

For the third quarter, Molson Coors achieved $24 million of cost savings as part of its second Resources for Growth (RFG2) cost savings program. Year-to-date, the Company has achieved $55 million against its three-year RFG2 goal of $150 million of cost savings through the end of 2012.

MillerCoors achieved $56 million in synergies and $27 million of other cost savings in the third quarter. Molson Coors benefits from 42 percent of the MillerCoors cost savings.

Molson Coors Brewing Company’s total worldwide beer volume was 13.2 million hectoliters in the quarter, down 4.0 percent, as shown in Table 1 below.

Molson Coors Brewing Company
Table 1: 2010 Third Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	September 25, 2010	September 26, 2009	% Change

Financial Volume:	4.941	5.181	(4.6%)
Royalty Volume:	0.103	0.076	35.5%
Owned Volume:	5.044	5.257	(4.1%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	8.197	8.542	(4.0%)
Total Worldwide Beer Volume:	13.241	13.799	(4.0%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Business Segments

Following are the Company’s third quarter results by business segment:

Canada Business

Canada underlying pretax income in local currency increased 9.9 percent(4). Continued volume growth, positive net pricing, and cost-of-goods-sold reductions in the quarter were partially offset by higher overhead expenses this year. In U.S. dollars, Canada underlying earnings increased 16.1 percent to $162.0 million in the third quarter, which includes an approximate $8 million benefit of a 6 percent year-over-year increase in the Canadian Dollar versus the U.S. Dollar.

Canada sales-to-retail (STRs) for the calendar quarter ended September 30th increased 0.4 percent versus the prior year. Volume gains from new brands, including Molson M and Keystone, were offset by declines in our established brands. Our new brands, along with the addition of Granville Island volume, helped to increase our market share nearly a full share point. Coors Light and the Molson Canadian brands declined at low-to-mid-single-digit rates in the quarter as we adjusted price and volume priorities for these brands. Total Canada beer industry STRs decreased an estimated 1.8 percent in the calendar third quarter, due to colder weather than a year ago, particularly in September, when the industry was down more than 6 percent.

Canada sales volume was 2.5 million hectoliters in the third quarter, up 2.5 percent. Net sales per hectoliter increased 0.8 percent in local currency, driven by selective price increases taken during the year in all regions. Also, we have now cycled our less competitive pricing position in the previous year.

Cost of goods sold per hectoliter decreased 4.5 percent in local currency, with approximately 2.5 percentage points driven by cost savings and 3 percentage points due to an immaterial, out-of-period adjustment to distribution and certain other costs. These reductions were partially offset by higher input costs, which increased the cost of goods sold rate by about one percentage point.

Marketing, general and administrative expenses increased 6.7 percent in local currency, driven primarily by increases in commercial and employee-related expenses, along with the addition of Granville Island overhead costs.

United Kingdom Business

U.K. underlying pretax income in local currency increased 19.6 percent. Strong pricing and cost reductions were partially offset by the impact of lower volumes. These results include a $7 million non-cash increase in defined-benefit pension expense this year and a $3.6 million benefit as a result of cycling a 2009 mark-to-market charge on natural gas hedges. In U.S. dollars, U.K. underlying pretax income increased $4.1 million, or 12.6 percent, to $36.7 million, including an approximate $2 million adverse impact of a 6 percent devaluation of the British Pound versus the U.S. Dollar.

U.K. owned-brand volume declined 12.5 percent in the quarter, driven primarily by retailer destocking following the FIFA World Cup, which ended early in the Company’s fiscal third quarter. As a result of this, total U.K. beer industry volume decreased approximately 10 percent in the third quarter.

Net sales per hectoliter of owned brands increased 11 percent in local currency, with approximately 8 percentage points driven by higher pricing and 3 percentage points as a result of positive sales mix, predominantly due to the impact of channel and brand mix.

Cost of goods sold per hectoliter of owned brands increased 2 percent in local currency in the third quarter. Incremental pension expense increased cost of goods sold per hectoliter by 3 percentage points, mix increased our rate by 2 percentage points, and fixed-cost deleverage from lower owned-brand volumes increased the cost of goods sold rate by 4 percentage points. These increases were partially offset by a 3 percentage-point reduction relating to cycling a mark-to-market adjustment on natural gas hedges in 2009, and a 4 percentage-point reduction from cost savings and input cost deflation.

Marketing, general and administrative expense increased 1 percent in local currency, reflecting higher pension expenses this year, partially offset by lower marketing expense, which is expected to reverse in the fourth quarter.

United States Business (MillerCoors)(5)

Molson Coors underlying U.S. segment pretax income increased 34.2 percent to $144.1 million in the third quarter, driven by MillerCoors results.

MillerCoors Operating and Financial Highlights

For the quarter, underlying net income attributable to MillerCoors, increased 36.7 percent to $334.0 million, due to strong net pricing and cost management, offset by lower volume.

MillerCoors domestic STRs decreased 4.0 percent. Domestic sales-to-wholesalers decreased 2.7 percent in the third quarter. Sales-to-wholesalers outperformed STRs largely due to distributor inventory build ahead of this year’s fall price increases.

MillerCoors total net revenue increased 0.3 percent to $2.016 billion. Excluding contract brewing and company-owned distributor sales, domestic net revenue increased to $1.867 billion, driven by firm net pricing and favorable sales mix.

Cost of goods sold per hectoliter decreased slightly (0.3 percent), primarily due to the realization of synergies from customer supply chain and procurement, partially offset by higher transportation and packaging costs and the addition of brands purchased earlier this year by our Denver distributorship.

Marketing, general and administrative expense decreased 9.8 percent, primarily due to synergies and other cost savings realized.

Depreciation and amortization expenses for MillerCoors in the third quarter were $72 million, and additions to tangible and intangible assets totaled $51 million.

International and Corporate

The underlying pretax loss for International and Corporate was $54.6 million, a 5.2 percent decrease driven primarily by lower Corporate project and employee compensation expense this year.

The Company’s International business grew volume 11.2 percent, driven by sales in China and Europe. Marketing, general and administrative expense for International was $14.3 million in the quarter, an increase of $1.6 million due to brand investments and growth initiatives in our priority International markets.

Corporate general and administrative expense was $24.5 million in the third quarter, a decrease of $3.6 million, driven by lower project and employee compensation expense this year.

Corporate net interest expense was $25.5 million in the third quarter, an increase of $0.8 million primarily due to year-over-year appreciation of the Canadian Dollar versus the U.S. Dollar.

In the quarter, Corporate other income of $43.4 million was driven by a $42.3 million mark-to-market gain related to the Foster’s cash-settled total-return swap.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying earnings.

During the third quarter 2010, the Company reported net special charges of $3.1 million pretax, which was composed primarily of a $2.4 million restructuring charge in the U.K. and expenses associated with strategic initiatives in Canada, International and Corporate of $0.7 million.

Other non-core items in the quarter included a $42.3 million mark-to-market gain related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008. During the third quarter, the company settled a portion of its swap positions related to the Foster’s stock. The Company also entered into a number of option contracts to limit its exposure to future changes in the value of the remaining swap positions, which will mature during the next two quarters.

During the third quarter of 2010, MillerCoors reported special charges of $21.0 million, $6 million higher than the prior year, driven largely by pension and postretirement benefit curtailment expenses, and integration costs including severance costs resulting from a sales office reorganization. This equates to $8.8 million at Molson Coors’ 42 percent economic ownership share.

Discontinued Operations

The Company reports results associated with its former Brazilian business, Cervejarias Kaiser Brazil S.A., as discontinued operations. During the third quarter, the Company reported a loss of $0.9 million from discontinued operations due to the impact of unfavorable foreign exchange movements on the remaining Kaiser indemnity estimates.

2010 Third Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s third quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on February 9, 2011. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all comparative results are for the Company’s fiscal third quarter ended September 25, 2010, compared to the fiscal third quarter ended September 26, 2009.

(2) All $ amounts are in U.S. Dollars, unless otherwise indicated.

(3) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure. To calculate underlying income in the third quarter of 2010, the Company excluded non-core gains, losses and expenses, particularly related to changes in the value of our Foster’s cash-settled total-return swap, MillerCoors integration, as well as net special charges of $3.1 million pretax. For further details, please see the section “Special and Other Non-Core Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.

(4) Note that local currency results for Canada exclude the $0.3 million negative impact of foreign currency hedges in Other (Expense) Income, net, as it is meaningful to consider those hedges only when viewing the Canada segment in U.S. dollars.

(5) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 5).

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 26, 2009, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 2: 2010 Third Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
		2010 3rd Q	2009 3rd Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:		$257.0	$244.3
	Per diluted share:	$1.38	$1.31
Add back: Pretax special items - net		3.1	4.3
Add back: Proportionate share of MillerCoors pretax special items - net (1)		8.8	6.2
(Less): Gain related to the cash-settled total return swap (2)		(42.3)	(59.3)
Add back: Tax effects related to special and other non-core items		12.5	17.4
Non-GAAP: Underlying after-tax income:		$239.1	$212.9
	Per diluted share:	$1.28	$1.14
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

Molson Coors Brewing Company
Table 3: 2010 Third Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2010 3rd Q Income (loss) from continuing operations before income taxes	$161.6	$135.3	$34.3	$(12.6)	$318.6
Add back: Pretax special items - net	0.4	-	2.4	0.3	3.1
Add back: Proportionate share of MillerCoors pretax special items - net (1)	-	8.8	-	-	8.8
(Less): Gain related to the cash-settled total return swap (2)	-	-	-	(42.3)	(42.3)
Non-GAAP: 2010 3rd Q underlying pretax income (loss)	$162.0	$144.1	$36.7	$(54.6)	$288.2
Percent change 2010 3rd Q vs. 2009 3rd Q underlying pretax income (loss)	16.1%	34.2%	12.6%	5.2%	29.9%
U.S. GAAP: 2009 3rd Q Income from continuing operations before income taxes	$135.7	$101.2	$32.4	$1.4	$270.7
Add back: Pretax special items – net	3.8	-	0.2	0.3	4.3
Add back: Proportionate share of MillerCoors pretax special items - net (1)	-	6.2	-	-	6.2
(Less): Gain related to the cash-settled total return swap (2)	-	-	-	(59.3)	(59.3)
Non-GAAP: 2009 3rd Q underlying pretax income (loss)	$139.5	$107.4	$32.6	$(57.6)	$221.9
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

MillerCoors LLC
Table 4: 2010 Third Quarter Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

U.S. GAAP - Net income attributable to MillerCoors:	$313.0	$229.7	$912.8	$740.6
Add back: Special items, net	21.0	14.7	28.1	45.5
Non-GAAP - Underlying net income:	$334.0	$244.4	$940.9	$786.1

Molson Coors Brewing Company
Table 5: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income
(Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Net Income Attributable to MillerCoors	$313.0	$229.7	$912.8	$740.6
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$131.5	$96.5	$383.4	$311.1
Add: Accounting policy elections (1)	-	-	-	7.3
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	2.5	2.4	4.4	9.3
Add: Share-based compensation adjustment (3)	1.3	2.3	2.1	4.7
Equity Income in MillerCoors (reported)	$135.3	$101.2	$389.9	$332.4
Add: Proportionate share of MillerCoors special items (4)	8.8	6.2	11.8	19.1
(Less): Accounting policy elections (1)	-	-	-	(7.3)
U.S. Segment Underlying Pretax Income (Non-GAAP)	$144.1	$107.4	$401.7	$344.2

Notes:
(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances contributed by MCBC. Our investment basis in MillerCoors is based upon the book value of the net assets we contributed. These adjustments reflect the favorable impact to our investment as a result of the differences resulting from accounting policy elections, the most significant of which was MillerCoors’ election to value contributed Coors Brewing Company (“CBC”) inventories using the first in, first out (FIFO) method, rather than the last in, first out (LIFO) method, which had previously been applied. This adjustment has been phased in over the expected turnover of the related inventories; which was concluded in the first quarter of 2009.

(2) Our net investment in MillerCoors is based on the carrying values of the net assets we contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both CBC and Miller Brewing Company) by approximately $626 million. This difference is being amortized as additional equity income over the remaining useful lives of long-lived assets giving rise to the difference. For non-depreciable assets, such as goodwill, no adjustment is being recorded. This also includes the impact of impairments and other adjustments occurring since formation that affect the basis difference.

(3) The net adjustment is to record all share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

(4) MillerCoors special items were net charges of $21.0 million for Q3 2010, $14.7 million for Q3 2009, $28.1 million for the first three quarters of 2010 and $45.5 million for the first three quarters of 2009. MCBC's proportionate share equals 42% of these net special charges.

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009

Volume in hectoliters	4.941	5.181	13.812	14.082

Sales	$1,260.1	$1,250.3	$3,489.7	$3,234.9
Excise taxes	(385.1)	(396.6)	(1,070.4)	(1,023.3)
Net sales	875.0	853.7	2,419.3	2,211.6
Cost of goods sold	(457.4)	(472.6)	(1,336.6)	(1,251.3)
Gross profit	417.6	381.1	1,082.7	960.3
Marketing, general and administrative expenses	(248.9)	(240.7)	(747.6)	(653.3)
Special items, net	(3.1)	(4.3)	(21.5)	(21.6)
Equity income in MillerCoors	135.3	101.2	389.9	332.4
Operating income	300.9	237.3	703.5	617.8
Interest expense, net	(23.9)	(22.5)	(73.7)	(62.3)
Other income, net	41.6	55.9	54.4	29.1
Income from continuing operations before income taxes	318.6	270.7	684.2	584.6
Income tax expense	(60.7)	(25.3)	(124.6)	(71.3)
Income from continuing operations	257.9	245.4	559.6	513.3
(Loss) income from discontinued operations, net of tax	(0.9)	(9.0)	41.1	(12.9)
Net income	257.0	236.4	600.7	500.4
Less: Net income attributable to noncontrolling interests	(0.9)	(1.1)	(2.8)	(2.1)
Net income attributable to MCBC	$256.1	$235.3	$597.9	$498.3

Basic income (loss) per share:
From continuing operations attributable to MCBC	$1.39	$1.32	$3.00	$2.78
From discontinued operations attributable to MCBC	(0.01)	(0.05)	0.22	(0.07)
Basic net income per share	$1.38	$1.27	$3.22	$2.71

Diluted income (loss) per share:
From continuing operations attributable to MCBC	$1.38	$1.31	$2.98	$2.75
From discontinued operations attributable to MCBC	(0.01)	(0.05)	0.22	(0.07)
Diluted net income per share	$1.37	$1.26	$3.20	$2.68

Weighted average shares - basic	186.0	184.6	185.7	184.2
Weighted average shares - diluted	187.4	186.2	187.1	185.6

Dividends per share	$0.28	$0.24	$0.80	$0.68

Amount attributable to MCBC
Income from continuing operations, net of tax	$257.0	$244.3	$556.8	$511.2
(Loss) income from discontinued operations, net of tax	(0.9)	(9.0)	41.1	(12.9)
Net income attributable to MCBC	$256.1	$235.3	$597.9	$498.3

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009

Volume in hectoliters	2.538	2.477	6.823	6.642

Sales	$718.3	$653.5	$1,935.5	$1,689.5
Excise taxes	(178.5)	(159.7)	(463.7)	(400.0)
Net sales	539.8	493.8	1,471.8	1,289.5
Cost of goods sold	(248.5)	(239.7)	(734.0)	(658.2)
Gross profit	291.3	254.1	737.8	631.3
Marketing, general and administrative expenses	(128.1)	(113.4)	(369.4)	(300.7)
Special items, net	(0.4)	(3.8)	(16.9)	(12.8)
Operating income	162.8	136.9	351.5	317.8
Other (expense) income, net	(1.2)	(1.2)	(3.7)	4.3
Income before income taxes	$161.6	$135.7	$347.8	$322.1

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009

Volume in hectoliters	2.234	2.552	6.528	7.048

Sales	$518.1	$573.4	$1,490.6	$1,485.9
Excise taxes	(204.7)	(234.9)	(601.7)	(618.3)
Net sales	313.4	338.5	888.9	867.6
Cost of goods sold	(195.7)	(220.5)	(567.8)	(561.9)
Gross profit	117.7	118.0	321.1	305.7
Marketing, general and administrative expenses	(82.0)	(86.5)	(253.5)	(236.4)
Special items, net	(2.4)	(0.2)	(3.7)	(7.9)
Operating income	33.3	31.3	63.9	61.4
Interest income, net	1.6	2.2	5.1	6.3
Other expense, net	(0.6)	(1.1)	(1.2)	(2.7)
Income before income taxes	$34.3	$32.4	$67.8	$65.0

Molson Coors Brewing Company and Subsidiaries
Table 9: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009

Volume in hectoliters	0.169	0.152	0.461	0.392

Sales	$23.7	$23.4	$63.6	$59.5
Excise taxes	(1.9)	(2.0)	(5.0)	(5.0)
Net Sales	21.8	21.4	58.6	54.5
Cost of goods sold	(13.2)	(12.4)	(34.8)	(31.2)
Gross profit	8.6	9.0	23.8	23.3
Marketing, general and administrative expenses	(38.8)	(40.8)	(124.7)	(116.2)
Special items, net	(0.3)	(0.3)	(0.9)	(0.9)
Operating loss	(30.5)	(32.1)	(101.8)	(93.8)
Interest expense, net	(25.5)	(24.7)	(78.8)	(68.6)
Other income, net	43.4	58.2	59.3	27.5
(Loss) income before income taxes	$(12.6)	$1.4	$(121.3)	$(134.9)

MillerCoors LLC (1)
Table 10: Results of Operations
(In Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Volume in hectoliters	21.021	21.640	61.166	63.000

Sales	$2,350.2	$2,350.7	$6,819.8	$6,855.8
Excise taxes	(334.3)	(341.2)	(968.9)	(993.7)
Net sales	2,015.9	2,009.5	5,850.9	5,862.1
Cost of goods sold	(1,226.7)	(1,266.6)	(3,590.1)	(3,618.8)
Gross profit	789.2	742.9	2,260.8	2,243.3
Marketing, general and administrative expenses	(447.4)	(496.0)	(1,302.6)	(1,438.4)
Special items, net	(21.0)	(14.7)	(28.1)	(45.5)
Operating income	320.8	232.2	930.1	759.4
Other income, net	0.2	2.3	3.5	1.6
Income before income taxes	321.0	234.5	933.6	761.0
Income tax expense	(2.1)	(2.3)	(5.9)	(6.9)
Net income	318.9	232.2	927.7	754.1
Less: Net income attributable to noncontrolling interests	(5.9)	(2.5)	(14.9)	(13.5)
Net income attributable to MillerCoors	$313.0	$229.7	$912.8	$740.6

Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 5 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 11: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	September 25, 2010	December 26, 2009
Assets

Cash and cash equivalents	$763.5	$734.2
Receivables, net	777.9	717.2
Inventories, net	230.8	236.2
Other, net	85.6	75.2
Total current assets	1,857.8	1,762.8

Properties, net	1,294.5	1,292.5
Goodwill and intangibles, net	6,104.7	6,009.7
Investment in MillerCoors	2,606.7	2,613.6
Other, net	275.0	342.5
Total assets	$12,138.7	$12,021.1

Liabilities and Equity

Accounts payable	$195.6	$210.3
Accrued expenses and other	1,020.8	1,070.3
Current portion of long-term debt and short-term borrowings	-	300.3
Total current liabilities	1,216.4	1,580.9

Long-term debt	1,447.2	1,412.7
Pension and post-retirement benefits	821.6	823.8
Other, net	1,000.6	1,110.9
Total liabilities	4,485.8	4,928.3

Total MCBC stockholders' equity	7,605.5	7,079.6
Noncontrolling interests	47.4	13.2
Total equity	7,652.9	7,092.8
Total liabilities and equity	$12,138.7	$12,021.1

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirty-Nine Weeks Ended
	September 25, 2010	September 26, 2009

Cash flows from operating activities:
Net income	$600.7	$500.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133.8	135.3
Equity Income in MillerCoors	(389.9)	(332.4)
Distributions from MillerCoors	389.9	351.5
Change in working capital and other, net	(8.6)	12.0
Net cash provided by operating activities	$725.9	$666.8

Cash flows from investing activities:
Additions to properties	$(77.7)	$(71.7)
Proceeds from sales of assets and businesses, net	3.7	3.9
Acquisition of businesses	(19.8)	(19.6)
Payment on discontinued operations	(96.0)	-
Investment in MillerCoors	(863.1)	(346.5)
Return of capital from MillerCoors	848.6	237.3
Deconsolidation of Brewers' Retail, Inc.	-	(26.1)
Other, net	(16.6)	(3.8)
Net cash used in investing activities	$(220.9)	$(226.5)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$13.5	$25.5
Dividends paid	(149.6)	(125.8)
Net borrowings of debt	(305.0)	(0.4)
Payments on settlements of debt-related derivatives	(42.0)	-
Other	(1.8)	9.1
Net cash used in financing activities	$(484.9)	$(91.6)

Cash and cash equivalents:
Net increase in cash and cash equivalents	20.1	348.7
Effect of foreign exchange rate changes on cash and cash equivalents	9.2	0.2
Balance at beginning of year	734.2	216.2
Balance at end of period	$763.5	$565.1

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
Steve Hills, 303-927-2353